Filed Pursuant to Rule 424(b)(5)

Registration No. 333-274546

AMENDMENT NO. 4 DATED JULY 28, 2025

To Prospectus Supplements dated December 30, 2024 and September 13, 2024

(To Prospectus dated September 15, 2023)

AEYE, INC.

Up to $75,000,000

Common Stock

This Amendment No. 4 to the Prospectus Supplements (the “Amendment”) amends and supplements the information in the prospectus, dated September 15, 2023 (the “Prospectus”), filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-274546) (the “Registration Statement”), as previously supplemented by our prospectus supplements, dated September 13, 2024 and December 30, 2024, as amended by Amendment No. 1, dated January 7, 2025, Amendment No. 2, dated January 23, 2025, and Amendment No. 3, dated July 25, 2025 (collectively, the “Prospectus Supplements,” and together with the Prospectus, the “Prior Prospectus”), relating to the offer and sale of shares of our common stock having an aggregate offering price of up to $2,600,000 pursuant to the terms of At Market Issuance Sales Agreement, dated September 12, 2024 (the “Sales Agreement”), with A.G.P./Alliance Global Partners (“A.G.P.”). This Amendment should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

We are filing this Amendment to amend the Prior Prospectus to update the maximum amount of shares that we are eligible to sell under our Prospectus Supplements pursuant to the Sales Agreement. We are increasing the amount of shares of our common stock we may offer and sell from time to time under our Prospectus Supplements through A.G.P to an aggregate offering price of up to $75,000,000, which includes the shares of our common stock having an aggregate gross sales price of approximately $23,724,958 that were sold pursuant to the Prior Prospectus to date. This Amendment amends and/or supplements only those sections of the Prior Prospectus as listed in this Amendment, and all other sections of the Prior Prospectus remain as is.

As of July 25, 2025, the aggregate market value of our outstanding shares of common stock held by non-affiliates, or public float, was determined to be $129,700,401 based on 30,316,365 shares of common stock outstanding, of which 29,277,743 are held by non-affiliates, and at a price of $4.43 per share, the closing price of our common stock on July 25, 2025. As a result, our public float has increased above $75.0 million, and we are no longer subject to the limitations contained in General Instruction I.B.6 of Form S-3 as of the date of this Amendment. If we become subject to the offering limits in General Instruction I.B.6 of Form S-3 in the future, we will file another amendment or prospectus supplement.

We are an “emerging growth company” and “smaller reporting company” as defined under U.S. federal securities laws and are subject to reduced public company reporting requirements. Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “LIDR.” The last sale price of our common stock, as reported on Nasdaq on July 25, 2025, was $4.43 per share.

Investing in our common stock involves a high degree of risk. See the “Risk Factors” section beginning on page S-6 of the Prospectus Supplement dated September 13, 2024 and the documents incorporated by reference into this Amendment and the Prior Prospectus, as they may be amended, updated or supplemented periodically in our reports filed with the Securities and Exchange Commission, before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Amendment or the Prior Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

A.G.P.

The date of this Amendment No. 4 to the Prospectus Supplements is July 28, 2025